UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 25, 2010

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

7660 Goddard Street, Suite 100
 Colorado Springs, CO 80920
Address of principal executive offices

719-265-5821
Telephone number, including Area code

 _____________
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.	Resignation of Kent Kiefer

    On May 25, 2010 Kent Kiefer the Chief Executive Officer and Secretary of Accredited Members Holding Corporation (the “Company”) notified the Company that he is resigning as Chief Executive Officer and Secretary effective June 1, 2010.  At the time of his resignation Mr. Kiefer was also acting as the Company’s principal financial officer.  Mr. Kiefer informed the Company that he resigned for personal reasons and as the result of health issues within his family, and not as the result of any disagreement with Company practices or policies. Through July 31, 2010 Mr. Kiefer has agreed to assist the Company transition his duties other employees.

B.	Appointment of New Executive Officers

    Effective June 1, 2010, J.W. Roth (age 46) was appointed as the Company’s acting Chief Executive Officer.  Also effective June 1, 2010 David Lavigne (age 47) was appointed as the Company’s acting Chief Financial Officer.  Both Messrs. Roth and Lavigne already serve as officers and directors of the Company and serve as co-chairman of the Company’s Board of Directors.

    Upon their respective appointments as executive officers on June 1, 2010 neither Mr. Roth nor Mr. Lavigne entered into any new compensatory (or other) plan, contract or arrangement with the Company.  Mr. Roth and Mr. Lavigne will continue to be compensated in accordance with their pre-existing compensation arrangements.

    There have not been any transactions, or proposed transactions, to which the Company (or its wholly owned subsidiary Accredited Members, Inc. (“AMI”)) was or is to be a party, in which Mr. Roth or Mr. Lavigne had or is to have a direct or indirect material interest, except for: (1) In consideration for 1.5 million shares of AMI common stock EdgeWater Research Partners LLC assigned its assets (customer contracts and related customer relationships) to AMI in February 2009.  Prior to joining AMI, Mr. Lavigne operated EdgeWater Research Partners LLC.; (2)  At its inception Mr. Roth advanced $40,000 to AMI and this advancement was satisfied through the issuance of 800,000 shares of AMI common stock (which equated to 2,082,400 shares of Company common stock upon AMI becoming a wholly owned subsidiary of the Company on February 24, 2010); and (3) on May 18, 2010 the Company entered into a Management Services Agreement with World Wide Premium Packers, Inc. (“WWPP”) whereby the Company will provide certain administrative and other corporate management services on behalf of WWPP for which WWPP has agreed to pay the Company $75,000 per month; Mr. Roth is an officer, director, and significant shareholder of WWPP.

    J.W. Roth is a co-founder of AMI, the Company’s wholly owned subsidiary. Mr. Roth was appointed to the Company’s Board of Directors on February 24, 2010.  Mr. Roth is involved in all aspects of the Company’s business.  Mr. Roth served as AMI’s Chief Executive Officer until October 1, 2009 when Mr. Kiefer assumed that role.  Mr. Roth served as a director of Disaboom, Inc. (OTC-Pink Sheets DSBO.PK) from its inception through May 2009.  Since 1997 Mr. Roth has served as the as the President of JW Roth & Company, Inc., a consulting company.  Prior to founding JW Roth & Company, Mr. Roth worked in the financial sales industry for American National Insurance Company and the Prudential Insurance Company.  Additionally, Mr. Roth has worked for, and been associated with, the business development of several companies such as Fear Creek Ranches, IMI Global, Inc., CattleNetwork, Inc., Front Porch Direct, and AspenBio Pharma, Inc.

    David L. Lavigne was the sole founder of EdgeWater Research Partners LLC. EdgeWater Research was started in 2002 and was a subscription based service providing micro-cap and small-cap research to institutions, brokers and individual investors.  Because of his experience both with EdgeWater in the micro-cap and small-cap research business Mr. Lavigne has served as an officer and director of AMI since its inception.  Mr. Lavigne was appointed to the Company’s Board of Directors effective March 29, 2010.  Mr. Lavigne has spent approximately 25 years in the financial and investment industry primarily employed by small regional sell-side broker-dealers involved in the provisioning of both investment banking and research services with respect to micro cap and small cap issuers.  Mr. Lavigne’s experience includes creating research and analysis for retail and institutional clients, as well as research that augments the due diligence process of the corporate finance departments of his respective employers.  His generalist research has encompassed several dozen public companies.  Mr. Lavigne graduated from the University of Idaho in 1984 with a BS degree in Finance.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of June 2010.

Accredited Members Holding Corporation

By:	/s/ J.W. Roth
Acting Chief Executive Officer